April 25, 2025

Dear Investor:

MacKenzie Realty Capital, Inc. is pleased to announce that the Board of Directors has declared another dividend at the rate of $0.05 per common share.  The dividend is payable to common shareholders of record as of March 31, 2025.

Further, as you probably know, we are now listed on Nasdaq under the ticker MKZR. Our investment banker, Maxim Group LLC, was successful in raising over $5 million for us in the past few months, including from an institutional investor which purchased approximately $4.8 million!  We believe this bodes well for our ability to continue to grow and enhance stockholder value.  By the time you receive this, we should have closed on the refinance of our Hillview Hollywood property, about which we are very excited.

We have broken ground and are making great progress on our newest development called “Aurora at Green Valley”! We are still raising funds through a private placement with a 14% preferred return for the development and encourage you to ask your financial advisor about it.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.  This letter does not constitute an offer to purchase or sell Mackenzie securities. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. A copy of the Offering Circular may be obtained at: https://www.sec.gov/Archives/edgar/data/1550913/000155091325000034/offeringcircular.htm.